Exhibit 10.6
TENTH AMENDMENT TO THE PROGESSIVE CORPORATION
EXECUTIVE DEFERRED COMPENSATION TRUST
(November 8, 2002 Amendment and Restatement)

THIS TENTH AMENDMENT, effective as of the date set forth herein, is by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Company”);
WITNESSETH:
WHEREAS, the Trustee and the Company heretofore entered into a Trust Agreement dated November 8, 2002 (the “Trust Agreement”), with regard to The Progressive Corporation Executive Deferred Compensation Trust (the “Trust”); and

WHEREAS, the Trustee and the Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Company hereby amend the Trust Agreement by:

(1)	Effective January 1, 2015, restating Section 9, Compensation and Expenses of Trustee, as follows:

Section 9. Compensation and Expenses of Trustee.

Company shall cause the Plan to pay or shall itself pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule B. Fees for services are specifically outlined in Schedule B and are based on any assumptions identified therein. The Trustee shall maintain its fees through December 31, 2019, provided, however, in the event that the Plan characteristics referenced in the assumptions outlined in Schedule B change significantly (which shall be defined as plus or minus 10%) by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation.

Any overcharge by the Trustee, or underpayment of fees or expenses by the Company that is the result of a good-faith fee dispute, shall bear interest until paid by the appropriate party with such interest determined by calculating the average of the prime rates reported in the Wall Street Journal from the date of overpayment or underpayment until such corrective payment is made by the appropriate party. Any underpayment of fees or expenses by the Company that is not the subject of a good-faith fee dispute shall bear interest until paid at the rate of the lesser of (i) 1½% per month, or (ii) the maximum amount permitted by law.

All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the Trust.

(2)	Effective January 1, 2015, adding a new section, Section 16, Use of Omnibus Accounts, as follows:

Section 16. Use of Omnibus Accounts.

Notwithstanding any other provisions of this Agreement, Company understands, acknowledges and agrees that, (i) the Trustee utilizes omnibus accounts at unaffiliated banks to facilitate transactions for the plans it

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services and commingles funds in transit to or from The Progressive Corporation Executive Deferred Compensation Trust, including other funds similarly in transit to or from other plans and trusts and (ii) if markets permit, omnibus account balances may be invested in short-term investments with the aim of earning a rate approximating the Target Federal Funds Rate and/or money market rates (such earnings are referred to as “float earnings”); and (iii) the Trustee will use these earnings to pay bank fees associated with the above-referenced defined contribution plan transactions and make other required adjustments and will retain any float earnings that exceed such fees and adjustments as compensation for its services (such earnings are referred to as “Net Float Earnings”), subject to the Revenue Credit as set forth in Schedule B. The Trustee shall pay bank fees to the extent they exceed float earnings.

The amount of float earnings generated depends on market conditions, as well as on the length of time that funds are held in the omnibus accounts. The following time frames apply with respect to funds held in these accounts:

•
If contributions and instructions to purchase investment options are received by the Trustee In Good Order before the close of trading, the Trustee executes transactions in the investment options as of that day’s closing price (the “transaction date” or “T”). Contributions are held in the omnibus account until the following business day (“T+1”) for the vast majority of investment options. For share accounted company stock transactions, contributions may be held in the omnibus account until T+3.

•
Instructions to exchange investment options received by the Trustee In Good Order before the close of trading are processed in that day's nightly cycle. For the vast majority of investment options, exchanges generate no overnight balances, as money is received from one investment option and conveyed to another investment option on the same business day.  The limited exceptions to this would occur if investment options have different settlement rules and Fidelity Management Trust Company serves as trustee of the Plan, in which case balances attributable to the exchange may remain in an omnibus account for a few days.

•
Instructions to make disbursements received In Good Order before the close of trading are processed in that day's nightly cycle and reflected as debits from the Trust as of that date ("T").  Proceeds attributable to the disbursement are received into the omnibus account based on the settlement period for the investment options, which in the substantial majority of investment options is T+1. After the deduction of tax withholding, if applicable, disbursements are typically made on T+2 or T+3 either through electronic funds transfers or by mailing a check.  Disbursement proceeds distributed by check, net of any tax withholdings, remain in the omnibus account until the check is presented for payment.

Neither the Company nor the Plan shall be liable for any diminution in the value of such overnight investments. Provided that the Company has provided timely funding, neither the Company nor the Plan shall be responsible for any failure to settle or clear from such omnibus accounts any proper or timely trade or disbursement if such failure results from a decrease in the value, or temporary inaccessibility of funds attributable to either the use of a specific bank or the overnight investment of balances from such accounts.

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(3)	Effective January 1, 2015, adding a new section, Section 17, Inspection and Audit, as follows:

Section 17. Inspection and Audit.

The Trustee will provide to auditors (including third-party auditors and Company’s internal audit staff) as Company may designate in writing, access to any Trustee owned or managed facility at which the services are being performed, to appropriate Trustee management personnel, and to the data and records (and other documentation reasonably requested by the Company) maintained by the Trustee with respect to the services solely for the purpose of examining (i) all transactional records specific to the Company or the Plan generated by the Trustee in accordance with subparagraphs (a) and (b) above and all transactional books and records specific to the Company or the Plan maintained by the Trustee in order to provide the services, (ii) documentation of service level performance, and (iii) invoices to the Company. Any such audits will be conducted at the Company’s expense. The Company and its auditors will first look to the most recent Service Organization Control I Report Type II (“Type II SOC”), formerly referred to as a Service Auditor’s Report or SAS 70 Report, before conducting further audits. Type II SOC reports will be issued by the Trustee or its affiliate’s independent public accounting firm in accordance with Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”), Reporting on Controls at a Service Organization, or superseding standards set forth by the American Institute of Certified Public Accountants. Excepting audit requests from governmental or regulatory agencies, if a matter is not covered in such Type II SOC, then the Company will provide the Trustee not less than thirty (30) days prior written notice of an audit and will provide a proposed detailed scope and timeframe of the audit requested by the Company to the Trustee in writing at least thirty (30) days prior to date of the audit, unless the parties mutually agree in writing to a shorter notice period. The Company and its auditors will conduct such audits in a manner that does not unreasonably disrupt Trustee’s operations. Audits may be conducted only during normal business hours and no more frequently than annually unless otherwise required as a matter of law or for compliance with regulatory or contractual requirements. Any audit assistance provided by the Trustee in excess of 35 hours per annum shall be provided on a fee-for-service basis at the Special Project Rate set forth in Schedule B. In addition, the Company will reimburse the Trustee for any preapproved out of pocket expenses incurred by the Trustee in connection with an audit conducted pursuant to this section. The Company and its auditors will be entitled to review or audit only relevant Company specific data, provided that such data does not include any (i) data or information of other customers or clients of the Trustee, (ii) any of Trustee’s proprietary data, or (iii) any other Confidential Information of the Trustee that is not relevant for the purposes of the audit. The Trustee will make its personnel, who are reasonably needed to facilitate the audit, available to the Company. The Company and its auditors will not be entitled to logical access to the Trustee’s networks and systems, nor unrestricted physical access to Trustee’s facilities and personnel. Reviews of processes, controls, and support documentation will be facilitated with appropriate Trustee’s personnel. The Trustee will reasonably cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of the Company or its auditors as reasonably necessary. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the services. The Company will not use any competitors of the Trustee (or any significant subcontractor of Trustee under this Trust Agreement) to conduct such audits. The auditors and other representatives of the Company will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as the Trustee may reasonably request in connection with such audits.

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(4)	Effective January 1, 2015, adding a new section, Section 18, Assignment, as follows:

Section 18. Assignment.

This Trust Agreement, and any of the rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, Trustee may assign this Trust Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee. The Trustee shall provide notice to the Company within sixty (60) days after occurrence. In addition, Company may assign this Trust Agreement in whole or in part, and any of its rights and obligations hereunder, to an affiliate of the Company without the consent of the Trustee, provided that such assignee is sufficiently well capitalized to meet its obligations hereunder. All provisions in this Trust Agreement shall extend to and are binding upon the parties hereto and their respective successors and permitted assigns.

(5)	Effective January 1, 2015, adding a new section, Section 19, Resolution of Disputes, as follows:

Section 19. Resolution of Disputes.

(a)	Informal Dispute Resolution.

In the event that there is a dispute, claim, question or difference arising out of or relating to this Trust Agreement or any alleged breach hereof (a “Dispute”) (except to the extent such Dispute is covered by Section 19(c) hereof), prior to the initiation of any action in a court of law, the parties will use reasonable efforts to settle such Dispute. During the course of such discussions, all reasonable requests made by one party to another for non-privileged information, reasonably related to the Dispute, will be honored in order that each of the parties may be fully apprised of the other’s position. The specific format for such discussions will be left to the discretion of the parties, but may include the preparation of agreed-upon statements of fact or written statements of position.

(b)	Non-Binding Mediation.

Except as expressly provided otherwise in this Trust Agreement, if the parties do not reach a solution pursuant to the provisions of Section 19(a) within a period of twenty (20) business days, then upon written notice by a party to the other party delivered within ten (10) business days following the expiration of such twenty-day period, the parties will attempt in good faith to resolve the Dispute by non-binding mediation. Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of (i) the good-faith determination by the appropriate senior executives of each party that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days following the date that the Dispute was first referred to the mediator. The mediator will be mutually agreed upon by the parties.

(c)	Exceptions to Dispute Resolution Procedure.

The provisions of this Section 19 will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted or threatened breach) of this Trust Agreement by the other party, or (ii) making any claim or asserting any defense in litigation or other formal proceedings to the extent necessary (A) to avoid the expiration of any applicable limitations period, (B) to preserve a superior position with respect to other creditors, or (C) in the case of

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claims involving third parties, to allow for an expeditious and orderly presentation of a party’s claims or defenses.

(6)	Effective January 1, 2015, amending Other, of Schedule “A”, Recordkeeping And Administrative Services, to add a new item as follows:

*    Special Projects. Special projects shall be the fulfillment of a client-specific request that is not included in the services as documented in this Agreement. Examples shall include, but not be limited to, the following:

•	additional feeds, custom service features and special processing.

•	Plan and program changes.

•	Change in scope of existing services as documented in directions documents describing the services.

•
Client specific processing requested as an alternative to Fidelity’s standard solution including any additional resources to support said non-standard solution. Examples include change to data feeds, special offering windows and procedural changes.

•	Support of Corporate Actions. Examples include reorganization, layoff, mergers, acquisitions and divestitures.
•Custom communications development.
•Investment option changes.

Fees for special projects are outlined in Schedule B, Fee Schedule, of this Agreement.

(7)	Effective January 1, 2015, amending the investment options section of Schedule A, Recordkeeping And Administrative Services, to add the following:

The Named Fiduciary hereby directs that the assets deposited in the Revenue Credit Account shall be invested in the Fidelity Retirement Money Market Portfolio.

(8)	Effective January 1, 2015, amending Schedule B, Fee Schedule, to add a new item, as follows:

Special Projects Rate:        $175.00 per hour

(9)	Effective January 1, 2015, amending Schedule B, Fee Schedule, to delete the following:

Annual Recordkeeping Fee        $0.

And add the following:

$50 per Participant per year, billed and payable quarterly. This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant's account(s) as part of the Plan's records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

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PARTICIPANT REVENUE CREDIT

A.     Calculation. The Trustee shall fund a Participant Revenue Credit each quarter, beginning with the first quarter of 2015, calculated as the sum of the following:

1.	Credits attributable to Fidelity investment products:

Average quarterly balances held in the Plan of deemed investments into Fidelity investment products multiplied by one-quarter (1/4) of the following rates respectively:

(a)	Actively managed (non Class K) Fidelity equity Mutual Funds: 35 basis points per annum;

(b)	Actively managed (non Class K) Fidelity Freedom® Funds: 35 basis points per annum;

(c)	Actively managed (Class K) Fidelity equity Mutual Funds: 20 basis points per annum;

(d)    Fidelity Freedom® K Funds: 20 basis points per annum;

(e)    Fidelity Enhanced Equity Index Funds: 10 basis points per annum;

(f)	Actively managed Fidelity fixed income and money market Mutual Funds, except for certain Fidelity institutional money market Mutual Funds (e.g. FIMM Funds): 20 basis points per annum;

(g)	Actively managed Fidelity and Pyramis commingled pools (excluding all stable value commingled pools): 10 basis points per annum;

(h) Managed Income Portfolio I: 20 basis points per annum.

Company agrees that if any additional deemed investments into Fidelity investment products are added to the Plan, as directed by the Company, that the standard credits for those products at that time shall apply.

2.     Credits attributable to deemed investments into Non-Fidelity investment products:

Average quarterly balances held in the Plan of deemed investments into non-Fidelity investment products multiplied by the quarterly rate that the non-Fidelity vendor has agreed to use to determine payments to FIIOC.

B.     Allocation. The Participant Revenue Credit shall be allocated to Eligible Participants (defined below) as follows:

1.
Crediting Date: Participant Revenue Credits shall be allocated to the accounts of Eligible Participants as soon as administratively feasible (generally within 15 business days) after a quarterly recordkeeping invoice has been prepared and sent.

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2.
Eligible Participants. For the quarterly allocation attributable to any investment product listed in (A), an Eligible Participant shall be any participant or beneficiary with a balance greater than zero in such deemed investment product on the Crediting Date.

3.
Allocation Method:  Allocations shall be made to Eligible Participants pro rata based on the ratio of each Participant’s balance in the deemed investment fund on the Crediting Date to the total balances for all Eligible Participants in such deemed investment fund on the Crediting Date. The Allocations will be used to purchase whole and fractional shares of the deemed investments in the Eligible Participant Accounts. In the event a residual amount is insufficient to purchase a fractional share it will not be funded.

4.	Directions: In allocating to Eligible Participants, the Trustee shall follow directions attached as Schedule B-2.
REVENUE CREDIT – NET FLOAT EARNINGS

A.    Calculation and Funding. The Trustee shall make a payment each quarter (“Revenue Credit”) to a suspense account in the Plan Trust (“Revenue Credit Account”), beginning with the first quarter of 2015, calculated as the net float earnings attributable to the Plan Trust for such quarter.

B.    Investment. The Revenue Credit Account shall be invested in the fund specified for such purpose on Schedule C, Investment Options.

C.Application of Account. The Company may direct Fidelity to use amounts held in the Revenue Credit Account to reimburse the Company for fees and expenses associated with services provided to the Plan, or pay such vendors, including Fidelity or third parties, directly. Procedures in accordance with Schedule B-1 shall govern payment of third parties.

D.Directions. The Company shall provide direction to Fidelity when it wishes to use amounts held in the Revenue Credit Account for the payment of Plan expenses. In providing any direction to pay expenses, the Company shall have concluded that the payments are permissible under the Plan and meet the requirements of applicable laws, including ERISA and the Code.

12b-1 PROVISIONS

A. 12b-1 Provisions. To the extent any Participant Revenue Credits or Revenue Credits described above are deemed to be attributable to investments in Fidelity Mutual Funds that have adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act") at the time such Participant Revenue Credits or Revenue Credits are made, such Participant Revenue Credits or Revenue Credits shall be made available pursuant to such plan ("12b-1 Payments”), and the following conditions shall apply:

1.
The obligation to make 12b-1 Payments shall continue in effect for one year from the Effective Date of this amendment, and shall continue for successive annual periods only upon at least annual approval by a vote of the majority of the Trustees for each of those Fidelity Mutual Funds that have adopted such plans, including a majority of those Trustees that are not "interested persons" (as defined in the 1940 Act) of such Mutual Funds and who have no direct or indirect financial interest in the operation of the plan or any agreement related thereto ("Qualified Trustees").

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2.
Notwithstanding any provision hereof to the contrary, the obligation to make these 12b-1 Payments with respect to any plan may be terminated without penalty at any time, upon either a vote of a majority of the Qualified Trustees, or upon a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fidelity Mutual Fund to terminate or not continue the plan for the applicable Fidelity Mutual Fund.

3.	Upon assignment of this Agreement, the obligation to make 12b-1 Payments shall automatically terminate.

(10)	Effective January 1, 2015, amending to add Schedules B-1 and B-2 in their entirety as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Company have caused this Tenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST
COMPANY

By: ____________________________________     By: _______________________________________
Its Authorized Signatory Date        FMTC Authorized Signatory Date

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SCHEDULE B-1 - Procedures Governing Revenue Credit Account

The following procedures govern the funding and use of the Revenue Credit Account.
Payment to Third Parties or Reimbursements to Company
(1)    Upon receipt of payment instructions in good order from an authorized signer for the Company, Trustee shall redeem shares or units of investment options held in the Revenue Credit Account necessary to make such payments, and shall issue payment as soon as administratively feasible thereafter (typically within 5 business days).
(2)    Trustee shall have no obligation to process payment instructions that alone, or in aggregate with other instructions issued on the same date or already pending, exceed the amount of the Revenue Credit Account. Trustee will promptly notify the Company if the direction is not in good order or if the payment has been returned, but it shall be the responsibility of the party providing the direction to correct and resubmit any requested payment instructions.
(3)    The Revenue Credit Account may not be used to offset, reimburse or pay: (i) expenses that have been deducted from Participant accounts; or (ii) expenses that are accrued in the net asset value or mil rate of an investment option.
(4)    The directing party shall have the sole responsibility to issue timely payment instructions. Trustee is not responsible for any late charges, interest or penalties that may accrue owing to untimely submission to Trustee of directions in good order or Fidelity’s processing of such instructions in accordance herewith. Trustee shall not be responsible for calculating amounts owed for any Plan payment (other than amounts owed to Trustee or its affiliates) and shall not use amounts held in the Revenue Credit Account to defray amounts requiring calculation (such as late charges, interest or penalties) unless such charges have been calculated and included in a specific amount Trustee has been directed to pay.
(5)    Directions to make payment from the Revenue Credit Account shall be submitted through Trustee’s internet application for Company.
Payment to Trustee
The Company may direct Trustee to use Revenue Credits, to the extent available, to pay invoices for Trustee -provided services. Any charges for Trustee -provided services not paid by Revenue Credits shall be due and payable pursuant to applicable invoice and contract terms.

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SCHEDULE B-2 - Directions Governing Revenue Credits and Participant Revenue Credits
The Company hereby directs as follows:

1.	Participant Revenue Credits allocated to Eligible Participant accounts shall be deemed to be invested: (Choose one option listed below)
Pro rata across current investments and sources

2.
Deposits in the Revenue Credit Account will be invested in the first available source in the Plan’s source hierarchy, which can be viewed on Fidelity Plan Sponsor Webstation®, unless the box is checked below and another source is specified. Please note that the source used will not impact testing and reporting.

Use the following source for allocations to the Revenue Credit Account: [Source Number & Name]

_________________________________________________________

Trustee shall be responsible for implementing the directions provided above, but has no responsibility for the legality or appropriateness of such directions. The Company may alter these directions at any time with reasonable advance notice and after consultation concerning the administrative feasibility of alternative directions.
COMPANY
By:__________________________________
Name: _______________________________
Title: ________________________________
Date: ________________________________

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